Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of Reborn Coffee, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: August 14, 2025

Arena Investors, LP

Arena Investors GP, LLC

Arena Business Solutions Global SPC II, LTD.

Arena Special Opportunities (Offshore) Master II, LP

Arena Special Opportunities Partners (Offshore) GP II, LLC

Arena Special Opportunities Partners III, LP

Arena Special Opportunities Partners III GP, LLC

By: /s/ Tsering Lama

Name: Tsering Lama

Title: Authorized Signatory